Exhibit 2.4

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”) is made as of August 31, 2007, by and among TUCKER BROADCASTING OF TRAVERSE CITY, INC., a Delaware corporation (“Assignee”), and BARRINGTON TRAVERSE CITY LLC, a Delaware limited liability company ( “Assignor”).

W I T N E S S E T H:

WHEREAS, Assignor is party to that certain Asset Purchase Agreement, dated as of the date hereof, by and between Assignor, Max Media LLC and MTC License LLC (Max Media LLC and MTC License LLC, collectively, “Seller”) (the “Station Purchase Agreement”), pursuant to which Assignor has agreed to purchase certain assets of the Seller related to the television broadcast stations WGTU, channel 29, Traverse City/Cadillac, Michigan (“WGTU”) and WGTQ, channel 8, Sault Ste. Marie, Michigan (“WGTQ” and together with WGTU, the “Stations”) each serving the Traverse City, Michigan market; and

WHEREAS, Assignor desires to assign to Assignee certain of Assignor’s rights under the Station Purchase Agreement and Assignee is willing to accept assignment of such rights and obligations.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Assignor and Assignee, intending to be legally bound, hereby agree as follows:

1.             Defined Terms; Interpretation.  Except as otherwise set forth herein, capitalized terms used herein have the meanings assigned to them in the Station Purchase Agreement.

2.             Assignment and Assumption.  Effective as of the date hereof, (a) Assignor hereby conveys, assigns, and transfers to Assignee, its successors and permitted assigns, Assignor’s rights to purchase the Purchased Assets under and pursuant to the Station Purchase Agreement and delegates to Assignee all of its duties and obligations to be performed, or arising on or after the date hereof under the Station Purchase Agreement, excluding any obligations pursuant to Section 2.7 of the Station Purchase Agreement or otherwise with respect to the Escrow Agreement, and (b) Assignee hereby accepts the above assignment of rights and delegation of duties and obligations and agrees to be bound by and to assume such duties and obligations.

3.             Termination.  This Agreement may be terminated as follows:

(a)  prior to the Closing of the Station Purchase Agreement, upon the mutual written agreement of Assignor and Assignee;

(b) automatically and without further action of the parties upon termination of the Station Purchase Agreement for any reason;

provided that except as otherwise provided herein, termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination.

4.             Representations and Warranties of Assignor.  Assignor represents and warrants to Assignee as of the date hereof and as of the Closing Date that:

(a)  Assignor has the legal right and requisite power and authority to make and enter into this Agreement and the Station Purchase Agreement, and to perform its obligations hereunder and thereunder and to comply with the provisions hereof and thereof.  The execution, delivery and performance of this Agreement and the Station Purchase Agreement by Assignor has been duly authorized by all necessary company action on its part.  The execution, delivery and performance of this Agreement by Assignor does not and will not contravene the charter, bylaws or other organizational documents of Assignor.  This Agreement and the Station Purchase Agreement, have been duly executed and delivered by Assignor and constitute the valid and binding obligation of Assignor enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

(b) The execution, delivery and performance of this Agreement and the Station Purchase Agreement by Assignor and the compliance by Assignor with the provisions hereof and thereof, do not and will not (with or without notice or lapse of time, or both) conflict with, or result in any violation of, or default under, or give rise to any right of termination, cancellation or acceleration of any obligation under any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Assignor or any of its properties or assets, other than any such conflicts, violations, defaults, or other effects which, individually or in the aggregate, do not and will not prevent, restrict or impede Assignor’s performance of its obligations under and compliance with the provisions of this Agreement, the Station Purchase Agreement and the other transaction documents executed in connection herewith and therewith.

(c)  Subject to obtaining the necessary FCC Consent, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority or any other person or entity (other than any of the foregoing which have been obtained and, at the date in question, are then in effect) is required under existing laws as a condition to the execution, delivery or performance of this Agreement by Assignor.

5.             Representations and Warranties of Assignee.  Assignee represents and warrants to Assignor as of the date hereof and as of the Closing Date that:

(a) Assignee has the legal right and requisite power and authority to make and enter into this Agreement, and to perform its obligations hereunder and under the Station Purchase Agreement and to comply with the provisions hereof and thereof.  The execution, delivery and performance of this Agreement and the Station Purchase Agreement by Assignee have been duly authorized by all necessary corporate action on its part.  The execution, delivery and performance of this Agreement and the Station Purchase Agreement by Assignee does not and will not contravene the charter, bylaws or other organizational documents of Assignee.  This Agreement has been duly executed and delivered by Assignee and constitutes the valid and binding obligation of Assignee enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

(b) The execution, delivery and performance of this Agreement and the Station Purchase Agreement by Assignee and the compliance by Assignee with the provisions hereof and thereof, do not and will not (with or without notice or lapse of time, or both) conflict with, or result in any violation of, or default under, or give rise to any right of termination, cancellation or acceleration of any obligation under any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Assignee or any of its properties or assets, other than any such conflicts, violations, defaults, or other effects which, individually or in the aggregate, do not and will not prevent, restrict or impede Assignee’s performance of its obligations under and compliance with the provisions of this Agreement, the Station Purchase Agreement and the other transaction documents executed in connection herewith and therewith.

(c)  Subject to obtaining the necessary FCC Consent, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority or any other person or entity (other than any of the foregoing which have been obtained and, at the date in question, are then in effect) is required under existing laws as a condition to the execution, delivery or performance of this Agreement and the Station Purchase Agreement by Assignee.

(d)  Assignee is legally, financially and otherwise qualified under the Communications Act and the FCC Rules to acquire the Purchased Assets from Seller.  There is no fact or condition known to Assignee that would, under the Communications Act and the FCC Rules, disqualify Assignee as owner and operator of the Stations.  There are no suits, arbitration, administrative charges or other legal proceedings, claims or governmental investigations pending or, to Assignee’s knowledge, threatened against Assignee affecting its qualification to hold an FCC license or its ability to purchase and acquire the Purchased Assets nor, to Assignee’s knowledge, is there any basis for any such suit, arbitration, administrative charge or other legal proceedings, claim or governmental investigation.  Assignee has not been operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality which would have an adverse effect on Assignee’s ability to enter into this Agreement or consummate the transactions contemplated hereby or by the Station Purchase Agreement.

6.             Further Assurances.  Each party to this Agreement agrees to execute, acknowledge, deliver, file and record, and to cause to be executed, acknowledged, delivered, filed and recorded, such further certificates, instruments, and documents and to do, and cause to be done, all such other acts and things, as may be required by law, or as may, in the reasonable opinion of the other party hereto, be necessary or advisable to carry out the purposes of this Agreement.

7.             Binding Effect; Amendments.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.  No modification, amendment or waiver of any provision of, or consent or approval required by, this Agreement, nor any consent to or approval of any departure herefrom, shall be effective unless it is in writing and signed by the party against whom enforcement of any such modification, amendment, waiver, consent or approval is sought.

8.             Governing Law.  Construction and interpretation of this Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

9.             Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Assignee without the prior written consent of Assignor, such consent to be in its sole and absolute discretion.  Without the consent of Assignee, Assignor may assign its rights and obligations under this Agreement to any other party or parties; provided that Assignor shall not thereby be released of its obligations hereunder.

10.           Station Purchase Agreement Controlling.  Notwithstanding any other provisions of this Agreement to the contrary, nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations made by Assignor or, in general, any of the rights and remedies of Seller, or any of the obligations of Assignor owed to Seller set forth in the Station Purchase Agreement.  This Agreement is subject to and controlled by the terms of the Station Purchase Agreement.

11.           Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

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IN WITNESS WHEREOF, each of the parties has caused this Assignment and Assumption Agreement to be duly executed and delivered as of the day and year first above written.

TUCKER BROADCASTING OF TRAVERSE CITY, INC.		BARRINGTON TRAVERSE CITY LLC

By:	/s/ Benjamin W. Tucker	By:	/s/ Paul M. McNicol
	Name: Benjamin W. Tucker Title: President		Name: Paul M. McNicol Title: Senior Vice President - Secretary